Exhibit 10.31

EXECUTIVE AGREEMENT

Parties

THIS EXECUTIVE AGREEMENT (the “Agreement”) is made as of April 10, 2002 between Sealy Corporation, a Delaware corporation (the “Company”) and Ronald L. Jones (the “Executive”). Certain capitalized terms used in this Agreement have the meanings set forth in Section 1 or elsewhere herein.

Agreement

1.    Definitions.    In addition to the terms defined elsewhere in this Agreement, as used in this Agreement the following terms have the following meanings.

1.1.  The term “Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with, the Company.

1.2.  The term “Cause” means:

(a)	commission by the Executive (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony;

(b)	commission by the Executive of a material breach or material default of any of the Executive’s agreements or obligations under any provision of this Agreement, including, without limitation, the Executive’s agreements and obligations under Section 3.2 and Sections 6.1 through 6.3 of this Agreement, which is not cured in all material respects within 30 days after the Board of Directors of the Company gives written notice thereof to the Executive; or

(c)	commission by the Executive, when carrying out the Executive’s duties under this Agreement, of acts or the omission of any act, which both: (i) constitutes gross negligence or willful misconduct and (ii) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships.

1.3.  The term “Confidential Information” means all information of the Company or the Company’s subsidiaries that is not generally available to and known by the public. Confidential Information excludes all information that becomes generally available to and known by the public other than as a result of a breach by the Executive of his obligations under Section 6.3.

1.4.    The term “Effective Time” means seven days after the Executive has executed and delivered to the Company a counterpart of the Release of Claims in the form attached as Exhibit A, if the Executive has not revoked such Executive Release of Claims as provided therein.

1.5.    The term “Good Reason” means the occurrence of (i) any reduction in the salary of the Executive payable hereunder, (ii) any change in the title of the Executive after the date hereof except as provided in Section 3.1, (iii) any material adverse change or reduction in the aggregate “Minimum Benefits,” as hereinafter defined, provided to the Executive as of the Continuation Date (provided that any material reduction in such aggregate Minimum Benefits that is required by law, or is because the Executive does not meet the eligibility requirements for any Plan as interpreted and administered in good faith by the Plan administrator and the Company, or applies generally to all employees of the Company shall not constitute “Good Reason” as defined herein), (iv) any relocation of the Executive’s principal place of work with the Company to a place more than 25 miles from the geographical center of Greensboro, North Carolina, or (v) the material breach or material default by the Company of any of its agreements or obligations under any provision of this Agreement. As used in this Section 1.5, a “material adverse change or reduction” in the aggregate Minimum Benefits shall be deemed to result from any reduction or any series of reductions (other than reductions of the type described in the proviso to clause (iii) above) which, in the aggregate, exceeds five percent (5%) of the value of such aggregate Minimum Benefits determined as of the Continuation Date. As used in this Section 1.5, “Minimum Benefits” are life insurance, accidental death, long term disability, short term disability, medical, dental, and vision benefits and the Company’s expense reimbursement policy. The Executive shall give written notice to the Company on or before the date of termination of employment for Good Reason stating that the Executive is terminating employment with the Company and specifying in detail the reasons for such termination. If the Company does not object to such notice by notifying the Executive in writing within five days following the date of the Company’s receipt of the Executive’s notice of termination, the Company shall be deemed to have agreed that such termination was for Good Reason.

1.6.    The term “Hire” means to engage the services of a Sealy Employee, whether as an employee, consultant, independent contractor or otherwise, or to become partners or co-venturers or enter into a similar relationship with any Sealy Employee.

1.7.    The term “Lump Sum Severance Payment” means a lump sum payment in the amount equal to $3,223,560 minus the sum of (i) the aggregate amount of Salary Payments and severance payments previously paid to the Executive (calculated without giving effect to any reduction provided for in the proviso to the first sentence of Section 4.1) or then payable to the Executive pursuant to Sections 4.1(a)(i) or 4.1(b)(i), and (ii) an amount equal to interest at the rate of 6% per annum on the remaining Salary Payments that would otherwise be made through March 31, 2007, such interest to be calculated on each such payment from the date of termination of the Executive’s employment to the date on which the payment in question would otherwise be made.

1.8.    The term “Person” means any person, business, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other enterprise or entity.

1.9.    The term “Continuation Date” means March 31, 2002.

2.    Termination of Employment Agreement.    In accordance with Section 15 of the Amended and Restated Employment Agreement, dated as of August 1, 1997, by and between the Company and the Executive (the “Employment Agreement”), the Employment Agreement is hereby terminated effective as of the Continuation Date. From and after the Continuation Date, neither party to the Employment Agreement shall have any obligation thereunder.

3.    Employment Relationship.

3.1.    Title.    Effective as of the Continuation Date, the Executive shall continue to serve as Chairman of the Board of Directors of the Company (the “Board”) or, at the election of the Board, as Vice Chairman of the Board until the earliest of (a) March 31, 2007, (b) the Executive’s resignation from the position of Chairman or Vice Chairman, as the case may be, (c) the date the Executive ceases to be an employee of the Company, and (d) the occurrence of a Change of Control; provided, however, that the Board shall not elect that the Executive serve as Vice Chairman prior to March 31, 2004 unless it makes a good faith determination that such election would facilitate attraction or retention of a senior officer of the Company or otherwise be in the best interests of the Company. Also, effective as of the Continuation Date, the Executive hereby resigns all other positions and offices he currently occupies with the Company and its subsidiaries, including without limitation as Chief Executive Officer of the Company and as a director and officer of each of the Company’s subsidiaries, except as a director and employee of the Company. The term “Change of Control” shall have the meaning ascribed to such term in the Employment Agreement as originally in effect, without giving effect to the amendment thereto dated December 17, 1997 or the termination of the Employment Agreement as provided for herein; provided, however, that whenever the term “Zell/Chilmark Fund, L.P.” appears in such definition, such term shall be replaced in such definition with the phrase “Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates, BCIP Trust Associates, L.P., Sealy Investors 1, LLC, Sealy Investors 2, LLC, Sealy Investors 3, LLC and Harvard Private Capital Holdings, Inc.”

3.2.    Continued Employment.

(a)	From and after the Continuation Date, through and including March 31, 2007, the Company shall employ the Executive, and the Executive shall serve the Company, as provided herein. The Executive shall have those duties and responsibilities as may be assigned to the Executive from time to time by the Chief Executive Officer or the Board, shall adhere to such reasonable written policies and directives, and such reasonable unwritten policies and directives as are of common knowledge to executive officers of the Company, as may be promulgated from time to time by the Board and which are applicable to executive officers of the Company, shall invest in the Company only in accordance with any insider trading policy of the Company in effect at the time of the investment, and shall neither directly nor indirectly act as an employee of, or render any business, commercial or professional services to, any other Person, for compensation, without the prior written approval of the Board; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time to charitable and community activities or management of the Executive’s assets, or from serving on the boards of directors of up to two non-competing companies. The Executive will have no power or authority to act for or commit the Company or any of its subsidiaries except as specifically authorized by the Chief Executive Officer or the Board.

(b)	Notwithstanding the foregoing, (i) the Company may terminate the Executive’s employment hereunder effective upon thirty (30) days written notice of such termination to the Executive, and the Executive may terminate his employment hereunder effective upon thirty (30) days written notice of such termination to the Company, in each case at any time and for any reason, with or without cause, (ii) the Company may terminate the Executive’s employment hereunder for Cause, and (iii) the Executive may terminate his employment hereunder for Good Reason. In the event of the Executive’s death prior to March 31, 2007, the Executive’s employment with the Company shall immediately and automatically terminate. If the Executive’s employment terminates prior to March 31, 2007, the Executive agrees to make himself available to the Company upon reasonable notice during normal business hours to provide advice and consulting services without further compensation up to a maximum of one day per month until the earlier of (i) six months from the date of termination, and (ii) March 31, 2007.

4.    Continuation Salary; Deferred Compensation; Executive Stock Options; Etc.

4.1.    Continuation Salary.    Subject to Section 6.5., the Company will pay the Executive a salary through March 31, 2007 at the rate of $53,726 per month (the “Salary Payments”) for a total of $3,223,560; provided, however, that the Company shall reduce the Salary Payments by the amount contributed on behalf of the Executive to the Company’s Profit Sharing Plan and Trust and the Company’s Benefits Equalization Plan after the Continuation Date. In the event that the Executive ceases to be employed by the Company for any reason pursuant to Section 3.2(b), then the Company shall discontinue making Salary Payments to the Executive and, subject to Section 6.5:

(a)	if the Executive ceases to be employed by the Company prior to March 31, 2007 because the Company has terminated the Executive’s employment other than for Cause or because the Executive has terminated his employment for Good Reason, the Company shall (i) pay the Salary

Payments accrued to the date of termination but not yet paid, (ii) pay the Executive the Lump Sum Severance Payment, (iii) continue to pay the Executive the automobile and personal financial planning allowances set forth in Section 5.2 for two years from the date of termination, (iv) pay for executive outplacement services for the Executive for a one year period commencing on the date of termination of employment from a nationally recognized executive outplacement firm at the level provided for the most senior executives, and (v) to the extent permitted under the Plans, continue to provide the benefits under the Plans contemplated by Section 5.1 for the two year period following the date of termination of employment. If at any time during such two year period continued participation under any Plan is not permitted, the Company will promptly upon written request by the Executive reimburse the Executive for the greater of (i) in the case of Plans for which continuation coverage is available under COBRA, the premiums or other costs paid by the Executive to continue any such benefits for himself and his eligible dependents pursuant to COBRA or (ii) the costs incurred by the Executive to purchase whatever benefits he selects for himself and his eligible dependents in lieu of participation in such Plan in an amount not to exceed 125% of the out-of-pocket expense that would otherwise have been incurred by the Company to include the Executive and his eligible dependents in such Plan, computed at an annual rate equal to the annual cost (the “Married Employee Rate”) of including married employees with dependents in such Plan from time to time;

(b)	if the Executive ceases to be employed by the Company prior to March 31, 2007 because he has died, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Salary Payments accrued to the date of termination but not yet paid and (ii) the Lump Sum Severance Payment;

(c)	if the Executive ceases to be employed by the Company prior to March 31, 2007 because the Company has terminated his employment due to disability (within the meaning of any Plan providing for disability payments), the Salary Payments shall be continued through March 31, 2007, except that each Salary Payment shall be reduced by any such disability payments actually received by the Executive under the Plan (multiplied by 1.66 to the extent nontaxable to the Executive) during the time period in question; and

(d)	if the Executive ceases to be employed by the Company prior to March 31, 2007 because the Company has terminated his employment for Cause or because the Executive terminates his employment other than for Good Reason, the Executive shall not be entitled to further compensation or benefits under this Section 4.1 or Section 5 following the date of such termination other than payment of Salary Payments (reduced as described in the first sentence of this Section 4.1) accrued to the date of termination but not yet paid.

All payments pursuant to this Section 4.1 (except the Lump Sum Severance Payment) will be paid semi-monthly in accordance with the Company’s normal payroll practices, and all payments under this Agreement will be reduced by all amounts customarily withheld in accordance with such practices, including all tax or other amounts required to be withheld under applicable law. Except as expressly and specifically otherwise provided in this Agreement, the Company shall have no payment or other obligations to the Executive, including without limitation under the Company’s Annual Bonus Plan.

In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment. Amounts due to the Executive hereunder shall not be offset by any remuneration attributable to any subsequent employment he may obtain.

4.2.    Deferred Compensation.    Upon the written request of the Executive but not earlier than July 1, 2002, the Company shall pay to the Executive as accrued deferred compensation $1,114,537.50 (the “Deferred Compensation”). Such payment shall be in complete satisfaction of all deferred compensation amounts owing by the Company or any of its Affiliates to the Executive. Notwithstanding anything to the contrary in this Agreement, the Company’s obligation to pay the Deferred Compensation upon the written request of the Executive on or after July 1, 2002 shall be absolute and unconditional, and the Company’s failure to promptly pay the Deferred Compensation upon the written request of the Executive on or after July 1, 2002 shall constitute Good Reason for the Executive to terminate his employment hereunder.

4.3.    Executive Stock Options.    All options of the Executive entitling him to purchase equity securities of the Company, regardless of the original terms thereof and regardless of the plan or other agreement pursuant to which they were issued, are hereby cancelled and will no longer be exercisable; provided, however, that the Executive shall retain options (the “Options”) to purchase (i) 150,000 shares of the Company’s Class A common stock, $0.01 par value per share (the “Class A Common”), at the exercise price of $0.50 per share and (ii) 234,000 shares of Class A Common at the exercise price of $4.18 per share, minus in each case any Options exercised by the Executive on or after April 1, 2002, subject to the terms and conditions of the Sealy Corporation Agreement Evidencing a Grant of a Nonqualified Stock Option Under 1998 Stock Option Plan, dated as of March 18, 1998, between the Company and the Executive (the “1998 Option Agreement”) and of the Sealy Corporation 1998 Stock Option Plan (the “1998 Stock Option Plan”); and provided further that the Executive may exercise the Options, at any time on or before March 31, 2007, at which time the Options will expire and no longer be exercisable, unless the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive other than for Good Reason in which case the Executive may exercise the Options at any time on or before the sixtieth day after the date of such termination (but not later than March 31, 2007), at which time the Options will expire and no longer be exercisable. The Executive shall surrender all certificates or other instruments evidencing options to the Company for reissuance of new certificates or other instruments evidencing the terms of the Options provided for above.

4.4.    Right to Call Executive Stock.    The Company shall not exercise any rights to repurchase stock or options in the Company held by the Executive (the “Repurchase Options”), including without limitation its rights pursuant to the 1998 Option Agreement and Sealy Corporation Executive Stock Agreement, dated as of March 31, 1999, between the Company and the Executive (the “1999 Stock Agreement”) to repurchase the Issued Stock (as such term is defined in the 1998 Option Agreement) and the Executive Stock (as such term is defined in the 1999 Stock Agreement) of the Executive, and the Executive Stock and Option Agreement dated as of December 18, 1997 (the “1997 Stock Agreement”), in each case until after the Trigger Date. For all purposes of the Repurchase Options, the Termination Date (as such term is defined in the 1998 Option Agreement, in the 1997 Stock Agreement, and in the 1999 Stock Agreement) will be deemed to be the Trigger Date, so that the commencement of the period during which the Repurchase Options are exercisable shall be deferred until the Trigger Date. The term “Trigger Date” means the earliest of (a) March 31, 2007, (b) the date on which the Executive voluntarily terminates his employment with the Company other than for Good Reason or (c) the date on which the Company terminates the Executive’s employment with the Company for Cause.

4.5.    Right to Put Class L Common Stock.    The Executive shall have the right (the “Put Right”) to require the Company to purchase all (but not less than all) of the 104,444 shares of Class L common stock of the Company (the “Class L Common”) currently owned by the Executive that are held by the Executive at the time of exercise of the Put Right. The Executive may exercise the Put Right in whole by written notice (the “Put Notice”) to the Company at any time after June 30, 2003. The Class L Common purchased pursuant to the Put Right shall be purchased by the Company at a price per share (the “Repurchase Share Price”) equal to (a) the fair market value per share of such Class L Common as of the date that the Executive delivers the Put Notice to the Company as determined by the Board in good faith, provided that in no event shall the Repurchase Share Price of such Class L Common be less than $46.60 per share or greater than $64.14 per share, minus (b) the amount of any distributions by the Company with respect to the Class L Common after the date of the Put Notice and before the Company acquires such Class L Common.

If within two years of the date on which the Executive delivers the Put Notice to the Company, there occurs (i) an underwritten initial public offering (a “Public Offering”) of the shares of Common Stock of the Company pursuant to an effective Registration Statement in which selling stockholders of the Company receive cash or (ii) the Company becomes party to any merger, consolidation or similar corporate action involving the sale of all or substantially all of the assets of the Company and its subsidiaries, or the Company sells all or substantially all of the assets of the Company and its subsidiaries (the events described in this clause (ii) being referred to collectively as a “Sale”), and in connection therewith the stockholders of the Company receive cash in exchange for their shares, then (x) the Repurchase Share Price shall be adjusted to equal, if higher, the net proceeds per share to selling stockholders in the Public Offering, after deduction of underwriting discounts and expenses, or the net proceeds per share to stockholders in the Sale, provided that in no event shall the Repurchase Share Price be greater than $64.14, and (y) the Company shall pay the Executive the excess, if any, of such adjusted Repurchase Share Price over the Repurchase Share Price paid in connection with initial exercise of the Put Right. Once a payment in full has been made pursuant to this paragraph, this paragraph shall thereafter terminate and be null and void. The term “Registration Statement” means a registration statement filed by the Company with the Securities and Exchange Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation). All per share amounts referred to in this Section 4.5 shall be appropriately adjusted for stock splits, reverse stock splits, stock dividends, conversion of Class L Common into Class A Common and the like.

The closing of the transactions contemplated by this Section 4.5 will take place on a date designated by the Company, which date will be not more than 60 days after the later of (a) the date of delivery of the Put Notice, and (b) the earliest date that the Company is permitted to pay for the Class L Common pursuant to Delaware General Corporation Law and any senior debt financing agreements to which the Company or any of its subsidiaries is subject. If any such restrictions prohibit the repurchase of some or all of the Class L Common, the Company shall (i) pay the Executive as much of the repurchase amount as permitted under such restrictions, (ii) pay the Executive interest on a monthly basis on the balance of the repurchase amount at the prevailing “prime rate” published from time to time in the Wall Street Journal, and (iii) make or complete such repurchase as soon as it is permitted under such restrictions. The Company’s obligations to pay the Executive pursuant to this Section 4.5 will be subordinate to the Company’s “Senior Debt” (as defined in the 1999 Stock Agreement) but not subordinate to any other creditor of the Company. The Executive will make customary representations and warranties regarding the sale, including but not limited to a representation that he has good and marketable title to the Class L Common to be transferred free and clear of all liens, claims and other encumbrances. The provisions of this Section 4.5 will terminate at the time of a Public Offering or Sale.

Except as specifically provided in this Section 4.5, and except as expressly provided in the 1999 Stock Agreement with respect to the 101,036.4120 shares of Class A Common and 11,226.2680 shares of Class L Common currently owned by the Executive (which provisions of the 1999 Stock Agreement with respect to such Class A Common and Class L Common shall survive and shall not be affected by this Agreement), neither the Executive nor any Person acquiring stock from the Executive shall have any right to require the Company or any Affiliate to purchase or repurchase any shares of stock or options now or hereafter owned by the Executive or any such Person. The Executive agrees that neither he nor any such Person shall exercise any such right, and any portion of any plan or agreement providing for any such right is hereby terminated and shall hereafter be null and void.

In the event of any dispute over any Fair Market Value determination, such dispute will be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) at Greensboro, North Carolina. Such arbitration proceeding will be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of the American Arbitration Association, and the arbitrator or arbitrators in any such arbitration will be individuals who are expert in the subject matter of the dispute. The arbitration will be conducted before a panel of arbitrators selected in accordance with the rules of the American Arbitration Association. The costs of such arbitrators and the arbitration will be borne equally by the parties to the arbitration. Both the foregoing provisions to arbitrate any and all such disputes, and the results, determination, finding, judgment and/or award rendered through such arbitration, will be final and binding on all applicable parties and may be specifically enforced by legal proceedings.

5.    Health and Other Benefits.

5.1.    Medical, Life Insurance, and Other Benefits.    Except as otherwise provided in Section 4.1, to the extent permitted by the benefit plans of the Company (collectively, the “Plans” and individually a “Plan”) as interpreted and administered in good faith by the Plan administrator and the Company, the Executive will continue to participate in all current Plans and will participate in all future Plans that the Company may adopt from time to time, and in which the Company’s executive officers, or employees in general, are eligible to participate, but not including the Executive Severance Benefit Plan, the Company’s Annual Bonus Plan, any other bonus plan, or any stock, option or other equity benefit plan, until the earlier of (i) March 31, 2007 and (ii) such time as the Executive becomes eligible for comparable coverage under the applicable plan(s) of another employer. The Company will not preclude the Executive, while he is an employee of the Company, from working, if he desires, the minimum number of hours, if any, required for continued eligibility under the Plans, or to the extent consistent with the terms of this Agreement from fulfilling any other of the Plans’ requirements for continued eligibility. To the extent benefits under any Plan are provided by insurance (and not self-insured by the Company), the Executive and his beneficiaries shall have no right to payment under such Plan, this Agreement or otherwise, except to the extent of payments actually made by the insurer with respect to the Executive or his eligible dependents.

5.2.     Automobile and Financial Planning.    Except as otherwise provided in Section 4.1, the Executive will continue to receive from the Company the automobile allowance at the rate of $7,500 per year and personal financial planning allowance at the rate of $5,000 per year provided to the Executive immediately prior to the Continuation Date, both of which shall be provided through March 31, 2007.

5.3.    Vacation.

(a)	Promptly after the Effective Time, the Company shall pay the Executive $13,654 in payment of Executive’s accrued vacation through March 31, 2002.

(b)	The Executive will be entitled during each one-year period he is employed by the Company, commencing on April 1, 2002, to take vacation time equal to the greater of (i) four weeks and (ii) the amount of vacation time to which the Executive is entitled under the Company’s vacation policy applicable to its executive officers. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any of the Company’s policies, in no event shall the Executive be entitled to any payment in respect of accrued but unused vacation from and after April 1, 2002.

6.    Non-Solicitation/Non-Hire; Non-Competition; Confidentiality.

6.1.    Non-Solicitation/Non-Hire.    The Executive agrees that while he is employed by the Company and until the one year anniversary of the date on which he ceases to be employed by the Company (or if the Executive terminates his employment with the Company other than for Good Reason, until March 31, 2007) (a) he will not Hire or solicit or attempt to Hire any person employed by the Company or any of its subsidiaries on January 1, 2002 or at any time thereafter (a “Sealy Employee”), whether or not such person would commit any breach of his or her contract of service in leaving such employment, until such person’s employment with the Company has ceased for at least twelve (12) months, and (b) he will not directly or indirectly encourage or assist any other Person to Hire or solicit or attempt to Hire any Sealy Employee or seek to persuade any Sealy Employee to discontinue his or her employment with the Company. For purposes of clause (b) of the preceding sentence, the term “solicit” shall not include placing general advertisements not targeting specific individuals, whether in newspapers, over the internet or in other media of general circulation.

6.2.    Non-Competition.    The Executive agrees that while he is employed by the Company and until the one year anniversary of the date on which he ceases to be employed by the Company (or if the Executive terminates his employment with the Company other than for Good Reason, until March 31, 2007) the Executive shall not act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business engaged to a material extent in the manufacture or sale of (a) mattresses or other bedding products or (b) any other products which constitute more than ten percent (10%) of the Company’s revenues at the time in competition with the Company in any market. The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain business pursuits during the period provided for above, but acknowledges that the Executive will receive remuneration and other benefits from the Company under this Agreement sufficient to justify such restriction. The Executive acknowledges that the Executive understands the effect of the provisions of this Section 6.2, and that the Executive has had reasonable time to consider the effect of these provisions, and that the Executive was encouraged to and had an opportunity to consult an attorney with respect to theses provisions. The Company and the Executive consider the restrictions contained in this Section 6.2 to be reasonable and necessary.

6.3.    Confidentiality.    The Executive agrees that he will not, directly or indirectly, use or disclose any Confidential Information except as may be required for the proper performance of the Executive’s duties to the Company. In the event that the Executive becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive will use his reasonable efforts to provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6.3. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, the Executive agrees that only that portion of the Confidential Information which the Executive is advised by his counsel is legally required to be furnished shall be furnished, and that he will exercise his reasonable efforts at the Company’s expense to obtain assurances that confidential treatment will be accorded such Confidential Information.

6.4.    Release.    The Executive shall execute and deliver to the Company a counterpart of the Release of Claims in the form attached as Exhibit A.

6.5.    Breach of Executive’s Obligations.    Notwithstanding anything contained in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 6 hereof, then no further benefits or other amounts will be owed or payable to the Executive under Sections 4 (other than Section 4.2), 5 or 7 hereof.

6.6.    Enforceability; Injunction.    If any aspect of the restrictions contained in this Section 6 is found to be unreasonable or otherwise unenforceable by a court of competent jurisdiction, the parties intend for such restrictions to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. In the event of a breach or threatened breach of any provision of this Section 6 by the Executive, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions hereof and the Company will be entitled to pursue such other remedies at law or in equity which it deems appropriate.

7.    Special Bonus.    If the Company determines to treat its repurchase of 891,630 Class A Common Shares (the “Shares”) in January 2001 (the “Repurchase”) as a compensatory transfer of property to the Executive for federal income tax purposes under Section 83 of the Internal Revenue Code (in lieu of treating the original issuance of such Shares pursuant to the Executive’s exercise of his call option in October 1998 as a compensatory event under Section 83) with the result being that the Executive is deemed to have received ordinary compensation income in 2001 as a result of the Repurchase instead of recognizing long-term capital gain, the Company will pay the Executive a gross-up bonus sufficient to cause the after-tax amount received by the Executive to be the same as if the Repurchase were not treated as a compensatory event but instead were treated as a sale of a capital asset with a long-term holding period to the Company in January 2001. In determining the amount of the gross-up bonus, the Company shall determine the tax effect on the Executive of treating the Repurchase as a compensatory event by (a) taking into account both federal and applicable state and local income taxes imposed on the compensation income attributable to the Repurchase and on the gross-up bonus itself, (b) assuming the maximum combined marginal individual tax rates, (c) disregarding any other tax attributes of the Executive (other than the deductibility of state and local income taxes for federal income tax purposes) and (d) assuming the Executive’s basis in the Shares was fair market value (as used by the parties in determining the 1998 tax consequences of the option exercise) as of the date the Shares were acquired by the Executive. In addition, the Company shall also include in the gross-up bonus the amount of any payroll taxes and underpayment of estimated tax penalties imposed on the Executive as a result of the additional compensation income he is treated as receiving as a result of the Repurchase and the receipt of the gross-up bonus. The Company shall pay the gross-up bonus to the Executive promptly after any such determination to treat the Repurchase as a compensatory event is made. The foregoing protections to the Executive shall apply equally to any future repurchase of shares by the Company occasioned by the exercise of any Put Right by the Executive pursuant to Section 4.5 herein.

8.    Certain Matters of Construction.    In addition to the definitions set forth or referred to in this Agreement:

(a)	The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b)	Definitions shall be equally applicable to both the singular and plural forms of the terms defined;

(c)	The masculine, feminine and neuter genders shall each include the other, as the context requires; and

(d)	The headings in this Agreement are for convenience of reference only and shall not alter or affect the meaning hereof.

9.    Notices.    Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by Federal Express or by certified mail, postage prepaid or (c) sent by telecopy and confirmed by delivery by Federal Express or certified mail postage prepaid, in each case, addressed as follows:

If to the Executive:

Mr. Ronald L. Jones

3102 Cabarrus Drive

Greensboro, NC 27407

Telecopy: 336-852-5863

with copies to:

King & Spalding

191 Peachtree Street

Atlanta, GA 30303

Attention: Michael Eric Ross

Telecopy: 404-572-5144

If to the Company:

General Counsel

Sealy Corporation

One Office Parkway

Trinity, NC 27370

Telecopy: 336-861-3786

with copies to:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Attention: Mr. Steven W. Barnes

Telecopy: 617-516-2010

Ropes & Gray

One International Place

Boston, MA 02110

Attention: Ann L. Milner

Telecopy: 617-951-7050

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date received, if personally delivered or sent by telecopy, (b) one business day after being sent by Federal Express or (c) five business days after being sent by certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid.

10.    Amendments, Etc.

10.1.    This Agreement may be amended only with the written consent of each of the parties hereto.

10.2.    No amendment, modification, supplement or waiver of or to any term or provision of this Agreement or the subject matter hereof, nor any consent to any departure therefrom, shall be effective unless the same is in writing, specifically states that it is such an amendment, modification, supplement, waiver or consent, and is signed by or on behalf of each of the parties (or in the case of a waiver, by the party waiving such provision). No oral amendment, modification, supplement, waiver or consent shall be effective for any purpose whatsoever.

10.3.    The failure of any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right, power, privilege, discretion or remedy contained in this Agreement, shall not be construed as a modification, limitation, waiver or relinquishment thereof for the future. No prior, current or subsequent practice or course of conduct by any party or any of its Affiliates shall be construed as a modification, limitation, waiver or relinquishment of any right, power, privilege, discretion or remedy contained in this Agreement.

11.    Consent to Jurisdiction; Waiver of Jury Trial; Governing Law.

11.1.    Jurisdiction.    Each party by such party’s execution hereof hereby (i) irrevocably submits to the jurisdiction of the state courts of the State of North Carolina and to the jurisdiction of the United States District Court for the District of North Carolina for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or relating to the Company or to the subject matter hereof, except as otherwise set forth in Section 4.5(b), and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party is immune from extraterritorial injunctive relief or other injunctive relief that might be awarded by one of the above-named courts, that such party’s property is exempt or immune from attachment or execution by any of the above-named courts, that any such proceeding may not be properly brought or maintained in one of the above-named courts, that any such proceeding brought or maintained in the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than the above-named courts, or should be stayed or enjoined by (or by reason of the pendency of some other proceeding in) any court other than the above-named courts, or that this

Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Provided that the proceeding in question has not been brought or maintained in violation of the preceding sentence, and so long as such proceeding is and remains pending before one of the above-named courts, each party hereby consents to service of process in any such proceeding in any manner permitted by North Carolina or federal law, agrees that service of process by registered or certified mail, return receipt requested, either to such agent or to such party at such party’s notice address determined pursuant to this Agreement is reasonably calculated to give actual notice of any such proceeding and constitutes sufficient service of process in any such proceeding, and waives and agrees not to assert in any such proceeding (by way of motion, as a defense or otherwise) any claim that service of process made in accordance with this sentence does not constitute good and sufficient service of process.

11.2.    WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE COMPANY OR TO THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS PARAGRAPH IS FOR THE BENEFIT OF PARTIES ONLY, AND MAY NOT BE ASSERTED BY THIRD PARTIES.

11.3.    Governing Law.    This Agreement, together with any claim or defense arising out of or based upon this Agreement or relating to the subject matter hereof, shall in all respects be governed by, interpreted, and construed in accordance with, and all rights and remedies hereunder shall be governed by, the laws of the State of North Carolina (without regard to its conflict of law provisions).

12.    Assignment.    This Agreement shall be binding on and inure to the benefit of the executors, administrators, estates, heirs, legal and personal representatives, successors and assigns of the parties, provided that no party may assign his or its obligations hereunder and that the Executive may not assign any of his rights hereunder, except that the Executive’s rights hereunder (a) may by operation of the Executive’s will or another instrument taking effect upon his death or the laws of descent be assigned without consideration to his heirs and beneficiaries, and (b) may otherwise be assigned if approved by the Company in its sole discretion.

13.    Expenses.

(a)	Each party will bear its own expenses in connection with the negotiation and documentation of this Agreement and the transactions contemplated hereby, including all disputes leading up to this Agreement; provided, however, that the Company will, within 30 days of the Effective Time, reimburse reasonable attorney fees and expenses incurred by the Executive in an amount not to exceed $40,000.

(b)	Except as to the costs of arbitrators and arbitration as otherwise provided in Section 4.5 or, in the case of the Repurchase Options, except as to the costs of arbitrators and arbitration as otherwise provided in the agreements governing the Repurchase Options, the Company shall reimburse the Executive for reasonable attorneys fees and expenses incurred by the Executive to enforce the provisions of this Agreement, even if his claims are not successful, provided they are not ultimately determined by the court to be frivolous; provided, however, that the Company shall not be obligated to reimburse the Executive for any such fees and expenses to the extent that they relate to any cause of action or claim alleging that any provision of this Agreement is invalid or should not be enforced in accordance with its express terms.

14.    Effectiveness/Release.    This Agreement shall become effective at the Effective Time, but not before. If the Effective Time has not occurred within eight days after this Agreement has been executed and delivered by the Executive to the Company, this Agreement will be null and void and of no further force or effect. At the Effective Time, if the Effective Time occurs, the Company will immediately deliver to the Executive a Release of Claims in the form attached hereto as Exhibit B dated as of the date the Executive’s Release of Claims is signed by the Executive and delivered to the Company.

15.    Miscellaneous.    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby except as explicitly contemplated hereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

In the event any ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

This Agreement (including the exhibits hereto, any closing documents executed in connection herewith, and any other instruments contemplated hereby and the provisions of the 1997 Stock Agreement, the 1998 Option Agreement, the 1998 Stock Option Plan, and the 1999 Stock Agreement expressly contemplated by Section 4) constitutes the entire agreement among the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the subject matter hereof. No agreement or representation, written or oral, express or implied, has been made by any Person, or is being relied upon by any party, which is not set forth expressly in this Agreement.

The Company warrants and represents to the Executive that its undersigned representative is fully authorized by the Company to enter into this Agreement on its behalf.

Execution

Intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Agreement as of the date first above written.

SEALY CORPORATION

By:	/s/ Kenneth L. Walker
Kenneth L. Walker

EXECUTIVE

/s/ Ronald L. Jones
Ronald L. Jones

Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me as set forth in the Executive Agreement between me and Sealy Corporation (the “Company”) dated as of April 10, 2002 (the “Agreement”), which are subject to my signing of this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, or any employee benefit plan maintained by the Company or any of its subsidiaries or other affiliates and any and all trustees and plan administrators of any such plans, and all others connected with any of the foregoing, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates, or its continuation on the terms, for the time period and subject to the conditions of the Agreement, or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims are (i) any claim arising under the terms of the Agreement after my signing of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the certificate of incorporation or by-laws of the Company or any of its subsidiaries or other affiliates, or any state law.

In signing this Release of Claims, I acknowledge that I have had at least twenty-one (21) days to consider this Release of Claims. I also acknowledge that I have sought the advice of an attorney prior to signing this Release of Claims, and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the General Counsel of the Company and that this

Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:
Name (please print): Ronald L. Jones
Date Signed:

Exhibit B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided to the Sealy Corporation (the “Company”) as set forth in the Executive Agreement between the Company and Ronald L. Jones (the “Executive”) dated as of April 10, 2002 (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, on its own behalf and on behalf of its subsidiaries and other affiliates, and any employee benefit plan maintained by the Company or any of its subsidiaries, and all of their respective successors and assigns (collectively, the “Releasors”), hereby releases and forever discharges the Executive and his heirs, executives, administrators, beneficiaries, representatives and assigns (collectively, the “Releasees”), from any and all causes of action, rights and claims of any type or description, that are known as of the date hereof by Dave McIlquaham, President of the Company, by Ken Walker, General Counsel of the Company, or by any of Steve Barnes, Josh Bekenstein, Paul Edgerley or Andrew Janower, each of whom is a director of the Company (or which should have been known as of the date hereof by any such persons in light of documents and other communications actually received by them and meetings actually attended by them, whether in person or telephonically, but without having made any special or other inquiry), which the Company has had in the past, now have, or might now have, through the date of its signing of this Release of Claims, in any way resulting from, arising out of or connected with the Executive’s employment by the Company or any of its subsidiaries or other affiliates.

Excluded from the scope of this Release of Claims are (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right to indemnification or contribution in favor of any Releasor with respect to any cause of action, right or claim asserted against such Releasor by any person who is not a Releasor.

This Release of Claims shall not be deemed to be given by or on behalf of Releasor or entity who is also a Releasee.

Intending to be legally bound, the undersigned has executed this Release of Claims as of the date written below.

        SEALY CORPORATION

        By:

        Name (please print):

        Title:

        Date Signed:

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